Exhibit 10.7

Office Lease Agreement

An Agreement made the 1st day of January, 2024 between the Landlord and the Tenant as more particularly described in Schedule I.

The Landlord shall let and the Tenant shall take the Premises for the Term and at the Rent as more particularly described in Schedule I and both parties agree to observe and perform the terms and conditions as follows:-

1.	The Tenant shall pay to the Landlord the Rent in advance on the first day of each and every calendar month during the Term. If the Tenant shall fail to pay the Rent within 15 days from the due date, the Landlord shall have right to institute appropriate action to recover the Rent and all costs, expenses and other outgoings so incurred by the Landlord in relation to such action shall be a debt owed by the Tenant to the Landlord and shall be recoverable in full by the Landlord.

2.	The Tenant shall comply with all ordinances, regulations and rules of Hong Kong and shall observe and perform the covenants, terms and conditions of the Deed of Mutual Covenant and Sub-Deed of Mutual Covenant (if any) relating to the Premises. The Tenant shall not contravene any negative or restrictive covenants contained in the Government Lease(s) under which the Premises are held from the Government.

3.	The Tenant shall during the Term pay and discharge all charges in respect of water, electricity, gas and telephone and other similar charges payable in respect of the Premises.

4.	The Tenant shall during the Term keep the interior of the Premises in good and tenantable repair and condition (fair wear and tear and damage caused by inherent defects excepted) and shall deliver up vacant possession of the Premises in the same repair and condition on the expiration or sooner determination of this Agreement.

5.	Provided the Tenant shall have paid the Rent and other outgoings on the days and in the manner herein provided and observe and perform the terms and conditions herein contained and on the Tenant’s part to be observed and performed, the Tenant shall peacefully hold and enjoy the Premises during the Term without any interruption by the Landlord.

6.	The Landlord shall keep and maintain the structural parts of the Premises including the main drains, pipes and cables in proper state of repair Provided that the Landlord’s liability shall not be incurred unless and until written notice of any defect or want of repair has been given by the Tenant to the Landlord and the Landlord shall have failed to take reasonable steps to repair and remedy the same after the lapse of a reasonable time from the date of service of such notice.

7.	The Landlord and the Tenant agree not to raise any claim or would otherwise waive any claims and/or rights of claim in respect of the usage and/or rent of the Premises and such other expenses and fees related to the Premises arising prior to the date of this Agreement against the other party.

8.	The Stamp Duty payable on this Agreement in duplicate shall be borne by the Landlord and the Tenant in equal shares.

9.	This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong. The parties submit to the exclusive jurisdiction of the courts of Hong Kong.

Landlord:		Tenant:

For and on behalf of		For and on behalf of
Neo-Concept (Holdings) Company Limited		Neo-Concept International Company Limited

/s/ SIU YUK YIN, EVA		/s/ SIU YUK YIN, EVA
Name:	SIU YUK YIN, EVA	Name:	SIU YUK YIN, EVA
Title:	Director	Title:	Director

Schedule I

The Premises	:	10/F, Seaview Centre, No.139-141 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong

The Landlord	:	Neo-Concept (Holdings) Company Limited whose registered office is situate at 10/F, Seaview Centre, No.139-141 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong

The Tenant	:	Neo-Concept International Company Limited whose registered office is situate at 10/F, Seaview Centre, No.139-141 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong

Term	:	Two years commencing from the date of this agreement

Rent	:	HK$60,000 per month